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                                                                     Exhibit 3.5

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                            TRAVEL PORT SYSTEMS, INC.

         The undersigned, by and on behalf of Travel Port Systems, Inc., (the "Corporation"), hereby certifies that (i) the Corporation was originally incorporated under the laws of the state of Delaware on December 26, 1997; (ii) the Corporation desires to amend and restate its Certificate of Incorporation in the manner set forth below; (iii) a majority of the Board of Directors has adopted the amendments to the Certificate of Incorporation of the Corporation set forth below at a meeting duly held on December 20, 1999, and proposed the same amendments to the sole Stockholder for approval; (iv) the sole Stockholder approved the same amendments by its unanimous vote taken at a meeting duly held on December 20, 1999; and (v) this Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of
Section 242 and Section 245 of the General Corporation Law of Delaware.

FIRST:            The name of the corporation is TA Licensing, Inc.

SECOND: The corporation's registered office in the State of Delaware is located at Suite 200, 103 Foulk Road, County of New Castle, Wilmington, Delaware, 19803. The registered agent at that address is Entity Services Group, LLC.

THIRD: The purpose of the corporation is to engage in any lawful act or activity in which a corporation organized under the General Corporation Law of Delaware may engage; provided, however, that the corporation shall engage in no activity other than the maintenance and management of intangible investments and the collection and distribution of the income from such intangible investments and from tangible property physically located outside of the State of Delaware.

FOURTH: The corporation shall have the authority to issue One Thousand (1,000) shares of common stock, having a par value of One Cent ($.01) per share.

FIFTH: No Director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of a fiduciary duty as a Director, provided that this provision shall not eliminate or limit the liability of a Director (i) for any breach of the Director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the General Corporation Law of Delaware (relating to unlawful dividends, stock purchases and redemptions); or (iv) for any transaction from which the Director derived an improper personal benefit.

SIXTH:            Each Director, officer, employee and agent of the corporation shall be
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                  indemnified and held harmless by the corporation to the
                  fullest extent authorized by the General Corporation Law of Delaware, as currently in effect or as hereafter enacted.

SEVENTH: The business and affairs of the corporation shall be managed by and under the direction of the Board of Directors, the number of members of which shall be as set forth in the Bylaws of the corporation. Unless required by the Bylaws of the corporation, the Directors need not be elected by ballot.

EIGHTH: The books and records of the corporation physically shall be maintained in the State of Delaware.

NINTH: The Board of Directors is authorized and empowered to make, alter, amend and rescind any provision of the Bylaws of the corporation in the manner now or hereafter provided under the General Corporation Law of Delaware; but any provision of the Bylaws made by the Board of Directors may be altered or repealed, and new Bylaws made by the stockholders of the corporation.

TENTH: The corporation reserves the right to amend and repeal any provision of this Certificate of Incorporation in the manner now or hereafter provided under the General Corporation Law of Delaware.

         The undersigned authorized officer of the Corporation, for the purpose of amending and restating the Certificate of Incorporation under the laws of the State of Delaware hereby sets his hand and seal hereunto this 17th day of January, 2000.


                                              /s/ Andrew Panaccione
                                              ---------------------------------
                                              Name: Andrew Panaccione
                                              Title: Secretary